UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

XPERI INC.
(Name of Registrant as Specified In Its Charter)

RUBRIC CAPITAL MASTER FUND LP RUBRIC CAPITAL GP LLC RUBRIC CAPITAL MANAGEMENT LP RUBRIC CAPITAL MANAGEMENT GP LLC DAVID ROSEN DEBORAH S. CONRAD THOMAS A. LACEY
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Rubric Capital Master Fund LP and the other participants named herein (collectively, “Rubric Capital”) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Rubric Capital’s highly-qualified director nominees at the 2024 annual meeting of stockholders of Xperi Inc., a Delaware corporation (the “Company”).

On May 1, 2024, Rubric Capital issued the following press release:

Rubric Capital Management Issues Open Letter to Xperi Inc. Stockholders in Response

to Company’s Highly Misleading Investor Presentation

Corrects the Record on Xperi’s Myriad Falsehoods and Manipulations

Urges Stockholders to Vote FOR Rubric’s Nominees Thomas A. Lacey and Deborah S. Conrad on the WHITE Proxy Card

NEW YORK, May 1, 2024 – Rubric Capital Management LP (“Rubric”), an investment advisor whose managed funds and accounts collectively own approximately 9.0% of the outstanding shares of common stock of Xperi Inc. (NYSE: XPER) (“Xperi” or the “Company”), today issued an open letter to Xperi’s stockholders in response to an investor presentation released by the Company in connection with its 2024 Annual Meeting of Stockholders.

The full text of the letter follows:

Dear Fellow Xperi Stockholders,

Upon reading the investor presentation issued by Xperi on April 30, 2024, we were struck by one, overriding thought: “What contempt this Board must have for its own stockholders.”

While we are not interested in being dragged into a tit-for-tat rebuttal of the myriad issues with Xperi’s presentation, we felt it was important to address some of the Company’s most egregious statements so stockholders can evaluate for themselves if this is the Board they wish to continue to represent them.

Xperi’s Post-Spin Underperformance

When discussing its underwhelming performance in its presentation, Xperi admits that its shares have “underperformed for the 19-month period since the Spin-Off.” However, in an attempt to paint a rosier picture for stockholders, the Company proceeds to tout a total shareholder return (TSR) that excludes a full quarter of trading, thereby moving the goalposts and inflating its TSR by 58%.1 Xperi’s rationale for the exclusion is that it took time for the stock to “season” post-spin off – a concept that Xperi has apparently contrived for just this occasion.

1 Source: Bloomberg. Calculated as of April 26, 2024.

Xperi’s Share Repurchase Program is Nothing More than Window Dressing

On April 29, 2024, Xperi disclosed the authorization of an up to $100 million share repurchase program. Regrettably, the share repurchase program now looks like nothing more than window dressing, as the Company includes the 8% share price rise triggered by the disclosure when calculating the returns it proudly showcases throughout its presentation. Convenient timing, to say the least.

Moreover, we have no faith that the Company will execute the share repurchase program in any substantive way, seeing as it “does not obligate the Company to repurchase any specific number of shares of common stock, has no time limit, and may be modified, suspended, or discontinued at any time without notice at the discretion of the Board.”2

This lack of commitment and absence of any timeframe against which the share repurchase program will be executed belies an utter lack of seriousness.

Xperi’s Presentation of Dilution is a Mockery of the Truth

Xperi makes the egregious claim that its dilution has been in-line with or below its peers. Only in the most dishonest sense is this true.

In 2023, Xperi’s GAAP diluted share count grew by 2.3%. Unfortunately for stockholders, when calculating diluted share count for a company with negative GAAP earnings – like Xperi in 2023 – GAAP accounting EXCLUDES stock options, restricted stock units and employee stock purchase plans. As such, basic and diluted share count are the same.

To put this in layman’s terms, Xperi is attempting to advance a false narrative regarding its dilution by hoping no one will notice the 53% increase in options, RSUs and other dilutive items. Without proper explanation in its presentation, Xperi makes a mockery of the term “fully diluted share count.”

Xperi’s Discussion of Executive Compensation Makes Creative Use of Timeframe

Xperi’s discussion of executive compensation once again attempts to mischaracterize the truth. When comparing Xperi’s Summary Compensation Table to CEO Jon Kirchner’s realized compensation in 2022 and 2023, the Company fails to account for the fact that Mr. Kirchner’s pay includes a cliff grant with a 3-year timeframe (2023-2025). As such, Mr. Kirchner is not yet able to realize this compensation. Therefore, of course his realized compensation will lag the Summary Compensation Table for the time being; that doesn’t mean the compensation isn’t likely to be realized.

Perceive Expense Characterization is Puzzling at Best

Perceive has existed for six years, and in each public disclosure Xperi has made regarding its annual investment in the business, investors have been given numbers that range from $17 to $25 million.

2 Source: Xperi Form 8-K filed on April 29, 2024.

April 2020

Negative $17M in FCF in 2020E3

February 2021

“I think if you add it all together, you can figure it's in the kind of $20 million to $25 million range each year, or at least for 2021.” – Robert Andersen, Xperi CFO, February 23, 2021

September 2022

“Annual Investment of $20M” – 2022 Xperi Investor Day Presentation, September 22, 2022

However, Xperi claims in its presentation that its cumulative investment in Perceive is “significantly less than $100 million.” This means that the Company’s prior disclosures were either erroneous, to a level that beggars belief, or Xperi is once again misleading investors about the scale of its investment to mask its poor capital allocation.

Xperi Highlighting Director Ownership Actually Reinforces Rubric’s Points

When highlighting that the current directors own shares in the Company, Xperi conveniently omits that virtually all of those shares were grants, with only de minimus shares purchased with their own capital.

•	Darcy Antonellis has effectively purchased 1,816 shares of the 38,232 shares reported owned (less than 5% of the total).[4]

•	David Habiger has effectively purchased 7,452 shares of the 47,616 shares reported owned (less than 16% of the total).[5]

While the Company touts its minimum stock ownership requirements,6 neither Ms. Antonellis nor Mr. Habiger would come remotely close to satisfying the minimum if award grants were excluded and they actually had to put their own money at stake.

Lastly, not one of the incumbent directors has purchased a single share of stock in the Company nor in Xperi’s predecessor since 2020.

3 See proxy statement filed by Xperi Corporation on April 22, 2020 in connection with the proposed merger with TiVo Corporation.

4 Ms. Antonellis purchased 4,542 shares of Xperi Holding Corporation (“Xperi Holding”) in August 2020. Pursuant to the spin-off, stockholders of Xperi Holding received four shares of Xperi common stock for every ten shares of Xperi Holding owned as of September 21, 2022.

5 Mr. Habiger purchased 17,251 shares of Xperi Holding in August/September 2020 and 1,388 shares of Xperi Corporation in November 2017. Pursuant to the spin-off, stockholders of Xperi Holding received four shares of Xperi common stock for every ten shares of Xperi Holding owned as of September 21, 2022.

6 Per Xperi’s proxy statement filed on April 17, 2024, minimum for directors is 3X annual cash retainer (excluding committee and chair retainers); current annual cash retainer is $50,000.

These directors, and the Xperi Board at large, have shown no commitment to further aligning their interests with stockholders. Rubric, on the other hand, owns more than 23x as many shares as all independent Board members combined. We are squarely aligned with stockholders in driving improved value at Xperi – our capital is actually at stake just like non-insider stockholders who have not been awarded their ownership positions.

Xperi is Lagging Behind its Targets

At its 2022 Investor Day, Xperi laid out a series of 3-5 year targets, which the Company reiterated in yesterday’s presentation.

•	12-15% Revenue CAGR from 2022

•	25-30% Adj EBITDA Margin

Xperi fails to acknowledge in its presentation, however, that its performance has significantly lagged its stated targets – calling into question the Company’s credibility and ability to execute.

From 2022 to the midpoint of its 2024 guidance, adjusted for AutoSense, Xperi has achieved a (i) 4.6% Revenue CAGR and (ii) 2023 Adj EBITDA Margin of 6.7%, missing its original guidance of ~10% by 33%.7

This implies Xperi needs to grow its topline by 34% to hit the midpoint of its guidance in 2025 (Year 3) or at a CAGR of 20% by 2027 (Year 5). Given the Company’s guidance for 2024 implies less than 5% revenue growth and consensus calls for 7% in 2025, we believe – and analysts apparently agree – the likelihood of Xperi achieving its guidance ranges is slim.

Rubric Has Negotiated in Good Faith and Xperi’s Statements Omit Worrisome Behavior

Throughout this entire process, Rubric has emphasized its desire to work constructively with Xperi to put qualified candidates on the Board to help empower Xperi for the next phase of its evolution. While Xperi claims in its presentation to share this objective, the Board’s disingenuous attempts to “settle” include:

1.	Offering to put none of Rubric’s nominees on the Board; and

2.	Offering to put Rubric nominee Deborah Conrad on the Board while expanding the Board with another two unnamed candidates.

Moreover, when describing the chronology of our settlement discussions, Xperi omits key events about which stockholders deserve to know.

First, Rubric signaled its willingness to expand the Board to nine directors by adding Xperi’s two Board-identified candidates as well as both Rubric nominees. The Board rejected that compromise and appears unwilling to entertain any slate which includes Rubric nominee Thomas Lacey.

7 Source: Xperi regulatory filings.

Second, Xperi has, on multiple occasions, circumvented negotiations with Rubric and twice privately offered Mr. Lacey a paid consultant position if he would step down from Rubric’s slate.

So, we ask our fellow stockholders, who is operating in bad faith: Rubric, who has signaled an openness to expanding the Board to accommodate nominees from both sides, or Xperi, who has attempted to disenfranchise stockholders from the choice of voting for Mr. Lacey to the Board by dangling a monetary offer directly to him in an apparent attempt to escape the accountability he would bring to the boardroom?

The List Goes On

These are just a handful of the countless misleading statements put forth by the Company in yesterday’s presentation. Ultimately, Rubric believes Xperi stockholders will see through the half-truths and outright falsehoods presented by an Xperi Board seemingly focused on subverting stockholder interests and securing comfortable, high paying directorships for themselves. Enough is enough. We encourage stockholders to vote the WHITE proxy card “FOR” the election of Thomas A. Lacey and Deborah S. Conrad to restore accountability, alignment and action to the Xperi Board.

Vote the WHITE proxy card TODAY

If you have any questions, require assistance in voting your WHITE universal proxy card, or need additional copies of Rubric’s proxy materials, please contact our proxy solicitor Okapi Partners at (855) 305-0856 or via email at info@okapipartners.com.

Sincerely,

David Rosen

Managing Partner

Rubric Capital Management LP

Contacts

Media:

Jonathan Gasthalter/Sam Fisher

Gasthalter & Co.

(212) 257-4170

Investors:

Jason W. Alexander/Bruce H. Goldfarb

Okapi Partners LLC

(212) 297-0720